                                                                    EXHIBIT 10.1


                       Dated this 15th day of July 1996




                                    BETWEEN



                   SINGAPORE PRECISION INDUSTRIES PTE. LTD.



                                     AND



                      SANDIA IMAGING SYSTEMS CORPORATION



      ___________________________________________________________________


                             SETTLEMENT AGREEMENT

      ___________________________________________________________________



               Singapore Technologies Industrial Corporation Ltd

                                Corporate Legal

                             Republic of Singapore

                             SETTLEMENT AGREEMENT

THIS AGREEMENT is made this 15th day of July 1996 BETWEEN:-

(1) SINGAPORE PRECISION INDUSTRIES PTE LTD, a company incorporated in the Republic of Singapore and having its registered office at 20, Tuas West Road, Singapore 638379 (hereinafter referred to as "SPI") of the one part;

AND

(2) SANDIA IMAGING SYSTEMS CORPORATION, a corporation established under the laws of Delaware, U.S.A. and having its principal office at 3208, Commander Drive, Carrollton, Texas, U.S.A. (hereinafter referred to as "Sandia") of the other part.

WHEREAS

A. The parties signed a Contract Manufacturing Agreement on the 13th day of May, 1994 (the "Manufacturing Agreement") whereby SPI agreed to manufacture and supply Secumind printers to Sandia and Sandia agreed to purchase from SPI such printers;

B. There are certain issues in disputes between the parties in relation to the Manufacturing Agreement and parties have alleged claims against each other under the said Manufacturing Agreement.

C. The parties have agreed as to settlement and disposal of the said disputes as hereinafter provided on the terms of this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1. In consideration of the implementation of the provisions hereinafter referred to, SPI and Sandia mutually and individually hereby waive, release and relinquish all their respective rights or interests claimed in the Manufacturing Agreement, whether such rights or interests arise by way of claim or counterclaim, and undertake each with the other that they will not in relation to any claim under the Manufacturing Agreement whatsoever henceforth bring, lodge or pursue such claims or any part thereof, and that they will bring no further claims under any agreements or in respect of any obligations arising directly or indirectly out of the Manufacturing Agreement.

2. SPI warrants to Sandia that it has not assigned, charged, hypothecated or in any other way dealt with or disposed or purported to deal with its rights or interests in the Manufacturing Agreement, whether by way of claim or counterclaim, and that its rights or interests remain vested in itself solely as beneficial owner, and will indemnify Sandia in respect of any breach of such warranty.

3. Sandia warrants to SPI that it has not assigned, charged, hypothecated or in any other way dealt with or disposed or purported to deal with its rights or interests in the Manufacturing Agreement, whether by way of claim or counter claim, and that its rights or interests remain vested in itself solely as beneficial owner, and will indemnify SPI in respect of any breach of such warranty.

4. Parties agree that the value of the part materials purchased by SPI for purpose of the Manufacturing Agreement now in the possession of SPI amounts to United States Dollars One Million (US$1,000,000) ("Inventory"). SPI shall retain possession and ownership of the twenty (20) items of the Inventory listed in Schedule 1 amounting to United States Dollars Three Hundred and Forty Thousand (US$340,000). Sandia shall take possession and ownership of the balance of the items in the Inventory as listed in
     Schedule 2 amounting to United States Dollars Six Hundred and Sixty Thousand (US$660,000) and shall pay to SPI the said sum of United States Dollars Six Hundred and Sixty Thousand (US$660,000) for the aforesaid in the manner as provided for in Clause 5.

5. In addition to the said sum of United States Dollars Six Hundred and Sixty Thousand (US$660,000) payable pursuant to Clause 4, Sandia shall pay to SPI the further sum of United States Dollars Five Hundred Thousand (US$500,000) being for the finished products, the Print Head Assemblies (both as described in Schedule 3) and the trading account credit balance in favour of SPI (invoiced as at 31 December 1995.) The total sum of United States Dollars One Million One Hundred and Sixty Thousand (US$1,160,000) shall be payable by Sandia to SPI as follows:-

     (a) An initial sum of United States Dollars Six Hundred and Ten Thousand (US$610,000) shall be payable on or before 28 July 1996 ("Initial Payment").

     (b) The balance sum of United States Dollars Five Hundred and Fifty Thousand (US$550,000) shall be payable by five (5) equal, monthly instalments of United States Dollars One Hundred and Ten Thousand (US$110,000) each with instalment to be paid on 15 August 1996 and thereafter on the 15th day of each calendar month until the full balance is paid.

6. All payments shall be made by wire transfer to the account of SPI at Citi Bank Number 0-708319-007. Instalment payments received later than five (5) business days after the date such payments are due shall accrue interest at the rate of twenty (20) percent per annum on the due date of payment amount then due until such amount is paid. Notwithstanding anything contained in this clause herein, in the event that Sandia defaults in payment of any of the instalment on its due date, then, the full balance then outstanding shall become immediately payable.

7. Upon receipt of the Initial Payment, Sandia shall be entitled take delivery of the items listed in Schedule 2 and 3. SPI shall take commercially reasonable steps to prepare the said items ready for Sandia to take delivery at SPI's designated premises. All costs of delivery and shipment shall be borne by Sandia.

8. SPI hereby grants to Sandia a non-revocable right of first refusal, to be exercisable within sixty (60) days from the date hereof, to be a non-exclusive distributor of SPI for the product described in Part I of
     Schedule 4 in the North American continent, South American continent and Western Europe. SPI shall, after the execution of this Agreement, send to Sandia an evaluation unit on SPI's standard terms and conditions. If Sandia elects to become a distributor of the SPI product, then SPI shall provide to Sandia such demonstration products and marketing materials as SPI deems necessary. Sandia shall pay for the costs, to be agreed between the Parties, of such demonstration products and marketing materials. SPI and Sandia shall agree upon the terms of such distributorship agreement, which terms shall be no less favourable than the terms granted to other existing or future distributors of the same or similar SPI products, PROVIDED ALWAYS that SPI shall be entitled to take into consideration the quantities to be purchased by Sandia in deciding on such terms.

9. SPI hereby grants to Sandia a non-revocable right of first refusal, to be a non-exclusive distributor of SPI for the product described in Part II of
     Schedule 4 ("Multistation Printer") in the North American continent, South American continent and Western Europe. Such option shall be exercisable within sixty (60) days of the date of the written notice from SPI to Sandia that SPI has a Multistation Printer ready for marketing. SPI shall, upon the request of Sandia thereafter, send to Sandia an evaluation unit on SPI's standard terms and conditions. If Sandia elects to become a distributor of the Multistation Printer, then SPI shall provide to Sandia such demonstration products and marketing materials as SPI deems necessary. Sandia shall pay for the costs, to be agreed between the Parties, of such demonstration products and marketing materials. SPI and Sandia shall agree upon the terms of such distributorship agreement, which terms shall be no lessless favourable than the terms granted to other existing or future distributors of the same or similar SPI products, PROVIDED ALWAYS that SPI shall be entitled to take into consideration the quantities to be purchased by Sandia in deciding on such terms. If no other distributors of the Multistation Printer exist, the terms (excluding the terms in relation to price) shall be no less favourable than comparable terms for the SPI product described in Clause 8.

10. SPI and Sandia acknowledge and agree that the Manufacturing Agreement shall cease and determine with effect from the date hereof and all obligations of any party thereto past or present whether arising thereunder or in connection therewith shall be deemed to be fully discharged from the date hereof and neither party shall bring any proceedings or make any claim against the other in respect thereof.

11. With regard to confidential information, disclosed by each party to the other pursuant to the Manufacturing Agreement ("Disclosed Information") and without prejudice to the generality of the provisions of Clause 1 hereof, the parties agree with each other as follows:-

     (a) Each party (the "Receiving Party") may use the Disclosed Information received from the other party (the "Disclosing Party") for any purpose of the Receiving Party and disclose the Disclosed Information to another party, PROVIDED ALWAYS that the Receiving Party must bound the recipient of the Disclosed Information to obligations of confidentiality.

     (b) The Disclosing Party grants to the Receiving Party immunity from suit from, and hereby undertakes that it will take no action against the Receiving Party in any court of law or other forum alleging or based on, any claim in relation to infringement of copyright, intellectual property rights or other rights or any other claims resulting from any use or disclosure whatsoever made by the Receiving Party of the Disclosing Party's Disclosed Information. The grant and undertaking pursuant to this paragraph is given to the Receiving Party both:-

          (i)    for itself and

          (ii) in the capacity of agent for any person (a "User") whom the Receiving party has, in accordance to Clause 11 (a), either directly or indirectly (through another User) permitted to use and/or disclose the Disclosing Party's Disclosed Information, whether as sub-licensee or otherwise, to the intent that all such Users shall benefit from and may enforce such grant and undertaking as if they were the Receiving Party and signatories to this Agreement.

     (c) The parties further agree that in respect of Disclosed Information disclosed by the Disclosing Party to the Receiving Party, the Disclosing Party hereby grants the Receiving Party a free of charge, fully paid up, irrevocable, worldwide, non-exclusive license to do any act in relation to such Disclosed Information which would be an infringement of any copyright or other intellectual property right of the Disclosing Party, including without limitation copying, modifying and sub-licensing or otherwise using such Disclosed Information, including any code, design or other feature or information comprised therein or extracted therefrom.

     (d) It is the intention of the Parties hereto that neither Party waive any right to preserve trade secrets or any other confidential or proprietary information as to any other person or entity not a party to this Agreement except as provided herein. SPI and Sandia agree to cooperate in taking reasonable steps to preserve the confidentiality of the Confidential Information.

12. This Agreement sets forth the entire intent and understanding of the parties relating to the settlement of the disputes in relation of the Manufacturing Agreement. This Agreement may not be amended unless the amendment is in writing and is executed by both parties.

13. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the United Kingdom, Disputes will be settled by binding arbitration conducted in London, England in accordance with the rules of the International Chamber of Commerce. All arbitration proceedings, arguments, and briefs shall be in English.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorised the day and year first above written.




SIGNED BY                                    ) Chong Phit Lian
for and on behalf of                         )
SINGAPORE PRECISION INDUSTRIES PTE LTD       )
in the presence of:- Chin Kin Wei            ) Chong Phit Lian








SIGNED BY                                    ) Jean-Pierre Arnaudo
for and on behalf of                         )
SANDIA IMAGING SYSTEMS CORPORATION           )
in the presence of:- Jean-Pierre Arnaudo     ) Valeria Mauge